EXHIBIT 99

                        SHARED TECHNOLOGIES CELLULAR AND
                      SATX SIGN DEFINITIVE MERGER AGREEMENT

         November 15, 2000 - Wethersfield, Connecticut - Shared Technologies Cellular, Inc. (STC) (OTCBB: STCL) today announced that it has executed a definitive agreement and plan of merger with SATX, Inc. (OTCBB: SATX) pursuant to which SATX will merge into STC and shareholders of SATX will receive 17 million shares in the surviving company. SATX has arranged for certain bridge financing, a portion of which will be loaned to STC by SATX, and together with STC is in discussions regarding an additional $30 million of necessary working capital funding for the surviving company.

         STC chairman and CEO Anthony D. Autorino stated that "the merger with SATX should provide both companies with important business synergies. Together the companies will have a unique integrated prepaid communications offering (including cellular, PCS, paging, Internet, local, and long distance), one of the lowest cost vehicle tracking devices, (utilizing its own patented 2-way paging technology) and a full line of wireless accessories, including its new proprietary wireless local loop device. All of these products and services would be distributed through established relationships with retailers nationwide, a proven direct marketing agent base, proprietary vending machines and through some of the most well known private label distributors. Most importantly, however, combining the companies should enable us to provide the highest level of support to our customers. The combined company will have access to a broad array of prepaid technologies, a newly upgraded interactive voice response system, two redundant call centers, multiple points of sale activation systems (including its patent pending "POSSE" system), and established relationships with some of the best hardware and service providers in the world."

         According to Merritt Jesson, SATX Chairman and CEO, the combination of talents and resources should provide the Company with a clear advantage - Speed to Market - especially in the prepaid arena and the telematics industry. "Our charter for the Company is clear; distribute premier products and services through established distribution channels while providing the highest level of customer support thereby enhancing shareholder value." Jesson added, "it will not be business as usual - but business as never before."

         The consummation of the transaction is subject to the approval of each company's shareholders, securing the necessary working capital financing and obtaining fairness opinions and regulatory approvals. With the definitive agreement signed, a closing is contemplated for February 2001. The Company will file a Form 8-K with the SEC regarding this transaction.

         Headquartered in Wethersfield, Connecticut, STC is a nationwide Integrated Communications Provider (ICP). STC businesses include cellular phone rentals, digital phone sales, communications services that include cellular, paging, Internet, local and long distance services, and national activation services. STC products and services are marketed directly, and in conjunction with partners including car rental companies, MCI WorldCom, U.S. South Communications, and other private label partners. These programs employ CellEase(R), a universal payment and redemtion plaform that utilizes technologies provided by Telemac

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Corporation, US/Intelicom, and others. STC and other service providers use the
CellEase platform as a single management and payment system for bundled communications solutions.

         SATX develops and markets a wide range of high-tech wireless communications products for business and consumers. As a technology - holding company, SATX and its subsidiaries, currently own more than 40 patents within the wireless industry, many of which have set industry standards, especially in the area of GPS/2-way communications equipment, making SATX a forerunner in the telematics industry.

         STC and SATX will host a conference call Friday November 17 at 11:00 a.m. for analysts, shareholders and any other interested persons to discuss this announcement and respond to questions regarding the transaction and third quarter results. The call in number is XXX- XXX-XXXX.

         Any statements released by STC that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Editors and Investors are cautioned that forward-looking statements involve risk and uncertainties that may effect STC's business prospects and performance. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. It is further noted that data referenced in this release may represent partial data, such as sales results, which are subject to supplementation by other disclosures by the Company. Potential risks and uncertainties may include economic, competitive, governmental, technological, or other factors discussed in STC's filings with SEC on forms 10-K, 10-Q, and 8K.

Company Contacts: Anthony D. Autorino, Chairman and CEO - (860) 258-2500